EXHIBIT 5.1

April 17, 2001

Dot Com Entertainment Group, Inc.
150 Randall Street
Oakville, Ontario
Canada L6J 1P4

Ladies and Gentlemen:

        Re:  Registration Statement on Form S-8

        We are delivering this opinion at your request in connection with the registration by Dot Com Entertainment Group, Inc. (the “Company”) under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Act”), of 4,067,500 shares of the Company’s Common Stock, $.001 par value per share (the “Shares”), for issuance and sale by the Company pursuant to the above-referenced registration statement (the “Registration Statement”) under the Company’s 2000 Stock Option Plan (the “Plan”).

        The opinion set forth in this letter is based upon (1) our review of (a) the registration Statement, (b) the Plan, (c) originals, or copies authenticated to our satisfaction, of the Company’s Articles of Incorporation, as amended, its By-laws, as amended, and records of certain of its corporate proceedings and (d) such other certificates, opinions and instruments as we have deemed necessary and (2) our review of such published sources of law as we have deemed necessary. We have assumed that when the Shares are sold appropriate certificates complying with applicable law evidencing the Shares will be properly executed.

        Based upon the foregoing, it is our opinion that the Shares have been duly authorized, and when the Shares are issued and paid for in accordance with the Plan, will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours, Hodgson Russ LLP By: /s/ John J. Zak John J. Zak, Esq.